Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227602 and 333-231377 on Form S-8 of our report dated February 27, 2020, relating to the financial statements and financial statement schedules of frontdoor, inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an emphasis of matter paragraph referring to allocations of certain corporate costs from ServiceMaster Global Holdings, Inc. for periods prior to October 1, 2018) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

February 27, 2020

Memphis, Tennessee